UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 12, 2024 (April 12, 2024)

ASCENT SOLAR TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32919	20-3672603
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

12300 Grant Street
Thornton, CO 80241
(Address of principal executive offices)

(720) 872-5000
(Registrant’s telephone number, including area code)

Not Applicable

(Former name, former address, and former fiscal year, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common	ASTI	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry Into a Material Definitive Agreement.

Background:

As previously disclosed, on December 19, 2022, Ascent Solar Technologies, Inc. (the “Company”) entered into a Securities Purchase Contract (the “Purchase Contract”) with two institutional investors (the “Investors”). Pursuant to the Purchase Contract, the Company issued to the Investors certain common stock warrants (the “Warrants”).

The Warrants have certain “full ratchet” anti-dilution adjustments that are triggered when the Company issues securities with a purchase or conversion, exercise or exchange price that is less than the exercise price of the Warrants then in effect at any time. Under the full ratchet anti-dilution adjustments, if the Company issues new securities at a price lower than the then applicable exercise price, (i) the exercise price is reduced to the lower new issue price and (ii) the number of warrant shares is proportionately increased. The Warrants have been previously adjusted following past issuances of Company securities. Currently there are 5,596,232 Warrants exercisable at an exercise price of $1.765.

As previously disclosed, on March 6, 2024 and March 7, 2024, the Company entered into Warrant Repurchase Agreements (the “Repurchase Agreements”), with each of the Investors. Pursuant to the Repurchase Agreements, if the Company closes a new capital raising transaction with gross proceeds in excess of $5 million (“Qualified Financing”), the Company will repurchase the Warrants from the Investors for an aggregate purchase price of $3.6 million. Following the delivery of the purchase price to the Investors, the Investors will relinquish all rights, title and interest in the Warrants and assign the same to the Company, and the Warrants will be cancelled.

Amendments to Warrant Repurchase Agreements:

On April 12, 2024, the Company entered into Amended and Restated Warrant Repurchase Agreements (the “Amendments”) with each of the Investors. Pursuant to the Amendments, on April 12, 2024, the Company and the Investors agreed to the following:

•	First Repurchase. On April 12, 2024, the Investors agree to convey, assign and transfer 50% of the Warrants to the Company in exchange for the payment by the Company for an aggregate purchase price of $1.8 million.

•	Second Repurchase. On or before April 18, 2024, the Investors agree to convey, assign and transfer all remaining Warrants to the Company for an aggregate purchase price of $1.8 million.

The Company expects that the First Repurchase will be funded out of the proceeds from the initial closing on April 12, 2024 of the Company’s recent public offering.

So long as the Amendments are in effect, the Investors have agreed not to directly or indirectly sell or assign the Warrants. The Investors retain the right to exercise the warrants at the current exercise price (currently $1.765 per share) at any time prior to the completion of the repurchase. In the case of any such exercise, the $3.6 million aggregate repurchase price will be reduced on a pro-rata percentage basis.

To extend the repurchase deadline, the Company agreed to issue the Investors approximately 7.1 million warrants at an exercise price of $0.14 per warrant. These warrants will be exercisable at any time, and from time to time, in whole or in part, commencing six months from the closing of the offering and expiring five and a half (5.5) years from the date of issue, and will be exercisable for cash only unless an effective registration statement is not available at the time of exercise, in which case the warrants could be exercised on a cashless basis.

If the second repurchase under the Amendments has not occurred by 5:00 PM Eastern Time on April 18, 2024, then, at the election of either party by written notice to the other thereafter, the Amendments may be terminated. In the event of any termination, any remaining Warrants shall remain outstanding as if the Amendments never existed.

The Company believes that repurchasing the Warrants, and thereby avoiding potential future full ratchet adjustments of the Warrants, will bring more certainty to the Company’s capital structure. The Company believes this certainty will assist the Company in raising additional capital in the future.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits
	Exhibit Number	Description

	104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASCENT SOLAR TECHNOLOGIES, INC.

April 12, 2024	By:	/s/ Jin Jo
Name: Jin Jo
Title: Chief Financial Officer